UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2021 (May 24, 2021)

Heron Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4242 Campus Point Court, Suite 200, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 251-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HRTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2021, Heron Therapeutics, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with funds affiliated with Baker Bros. Advisors LP (the “Purchasers”) pursuant to which the Company sold senior unsecured convertible promissory notes in aggregate principal amount of $150 million (the “Notes”) in a private placement. The transactions contemplated by the Purchase Agreement are expected to close on May 26, 2021.

The Notes will be senior, unsecured obligations of the Company and will accrue interest at a rate of 1.5% per annum, payable semi-annually in arrears. The Notes will mature on the fifth anniversary of issuance, unless earlier redeemed, converted or repurchased.

The Notes will be redeemable, in whole or in part, for cash at the Company’s option at any time, and from time to time, between May 24, 2024 and May 24, 2025, but only if the last reported sale price per share of the Company’s common stock exceeds 250% of the conversion price for a specified period of time, or on or after May 24, 2025 if the last reported sale price per share of the Company’s common stock exceeds 200% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest.

Holders will have the right to convert their Notes at any time. The Company will settle conversions solely in shares of its common stock, except for payments of cash in lieu of fractional shares. The Notes are convertible, subject to customary beneficial ownership limitations, into shares of the Company’s common stock at any time at the option of the Purchasers at a conversion price of $15.276 per share.

Holders of the Notes will have the option to require the Company to repurchase all or any portion of such Holder’s Notes at a price equal to 100% of the principal amount repurchased, plus accrued and unpaid interest on the amount repurchased, plus an amount (not discounted for present value) equal to unpaid future interest payments through the maturity date, upon the occurrence of a “Fundamental Change.” In addition, if a holder of Notes exercises its conversion right upon the occurrence of a transaction that constitutes a “Make-Whole Fundamental Change,” the conversion rate may be subject to adjustment based on a customary Black-Scholes make-whole table.

The Purchase Agreement also imposes certain negative covenants on the Company, including on the incurrence of certain indebtedness, the creation of certain liens and selling royalty interests in Company assets. The negative covenants lapse in the event that the Purchasers cease to own at least 50% of the Notes.

The Notes and the shares of common stock issuable upon conversion of the Notes (the “Underlying Shares”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The Purchasers acquired the securities for investment and acknowledged that each is an accredited investor as defined by Rule 501 under the Securities Act. The Notes and Underlying Shares may not be offered or sold in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. Neither this Current Report on Form 8-K nor any of its exhibits is an offer to sell or the solicitation of an offer to buy any securities described in this Current Report on Form 8-K.

The Company also agreed to register the Underlying Shares for resale within 30 days from closing under the Purchase Agreement. The Purchase Agreement includes customary covenants, representations, warranties and indemnification provisions for agreements of its kind.

The foregoing summaries of the Purchase Agreement and the Notes do not purport to be complete and are qualified in their entirety by reference to the documents attached hereto as Exhibit 10.1. The representations, warranties and covenants made by the Company in the Purchase Agreement were made solely for the benefit of the parties to these agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to any other persons or investors.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Note Purchase Agreement, dated as of May 24, 2021, by and among Heron Therapeutics, Inc. and funds affiliated with Baker Bros. Advisors LP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.

Date: May 25, 2021	/s/ David Szekeres
David Szekeres Executive Vice President, Chief Operating Officer